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                                                                   EXHIBIT 3.1.1


   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/02/1997
  971221300--2645676



               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        MISSION CRITICAL SOFTWARE, INC.

       Incorporated Pursuant to an Original Certificate of Incorporation

                Filed with the Secretary of State, July 19, 1996
                ------------------------------------------------


     The undersigned, for the purpose of amending the restating the Certificate of Incorporation of Mission Critical Software, Inc. (the "CORPORATION") under the laws of the State of Delaware, hereby certifies as follows:

     FIRST.  The name of the Corporation is Mission Critical Software, Inc.

     SECOND. The address of the Corporation's registered office in the State of Delaware is 10-13 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.

                          Section 1.   CAPITAL STOCK

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-One Million, Seventy-Six Thousand, Nine Hundred Eighty-Three (21,076,983), consisting of Thirteen Million, Eighty-Three Thousand, Three Hundred Thirty-Three (13,083,333) shares of common stock, par value $0.001 per share (the "Common Stock"), and Seven Million, Nine Hundred Ninety-Three Thousand, Six Hundred fifty (7,993,650) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").
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                           Section 2.   COMMON STOCK

        Section 2.1. VOTING RIGHTS. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation, subject in all cases to Sections 3.5 and 3.7 or this Article Fourth.

        Section 2.2. LIQUIDATION RIGHTS. Subject to the prior and superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of Common Stock.

        Section 2.3. DIVIDENDS. Dividends may be paid on the Common Stock as and when declared by the Board of Directors; provided however, that no cash dividends may be declared or paid on the Common Stock unless dividends shall first have been declared and paid with respect to the Preferred Stock, as provided in Section 3.6 of this Article Fourth.

                         Section 3.   PREFERRED STOCK

        Section 3.1. DESIGNATION. Of the 7,993,650 shares of Preferred Stock which the Corporation has authority to issue, 1,818,650 shall be designated and known as "Series A Convertible Preferred Stock" ("SERIES A PREFERRED"). 2,650,000 shall be designated and known as "Series B Convertible Preferred Stock" ("SERIES B PREFERRED") and 3,525,000 shall be designated and known as "Series C Convertible Preferred Stock" ("SERIES C PREFERRED").

        Section 3.2.  LIQUIDATION RIGHTS.

                (a) AMOUNT. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation each holder of a share of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to the accrued but unpaid dividends on such share of Preferred Stock to and including the date full payment is so tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up, plus an amount equal to (i) $0.205647 per share of Series A Preferred, (ii) One Dollar ($1.00) per share of Series B Preferred and (iii) Three dollars ($3.00) per share of Series C Preferred. The liquidation amounts set forth in this
Section 3.2 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Stock.

                (b) PRIORITY. All of the preferential amounts to be paid to the holders of the Series B Preferred and the Series C Preferred pursuant to this
Section 3.2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of, the Corporation to, the holders of the Series A Preferred or the Common Stock in connection with such liquidation, dissolution or winding up. If the assets or surplus funds to be distributed to the holders of the Series B Preferred and Series C Preferred are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred and

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the Series C Preferred, in proportion to the full preferential amount each such holder is otherwise entitled to receive.

     After payment to the holders of the Series B Preferred and the Series C Preferred of the preferential amounts so payable to them, all of the preferential amounts to be paid to the holders of the Series A Preferred pursuant to this Section 3.2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up. If the assets or surplus funds to be distributed to the holders of the Series A Preferred are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

     After payment or the setting apart of payment to the holders of the Preferred Stock of the preferential amounts so payable to them, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of Common Stock ratably in proportion to the number of shares of Common Stock they then hold.

     A sale of all or substantially all of the assets of the Corporation or the consolidation or merger of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.2, but only if the holders of the outstanding stock of the Corporation immediately prior to the closing of such sale, merger or consolidation hold, immediately after such closing, less than a majority in interest of the issued and outstanding shares of voting securities (as measured by voting power) of the corporation purchasing all or substantially all of the Corporation's assets or of the corporation (including without limitation the Corporation) surviving or resulting from such merger or consolidation, as the case may be; provided, however, that the holders of a majority of the outstanding shares of Series A Preferred, the holders of a majority of the outstanding shares of Series B Preferred and the holders of a majority of the outstanding shares of Series C Preferred may elect acting separately, by notice to the Corporation no later than 5 days before the effective date of such event, to cause their respective series of Preferred Stock be treated under the provisions of Section 3.3(d)(vii) in lieu of this Section 3.2 in connection with such sale, merger or consolidation. In the event the consideration payable to the Corporation or to the holders of its outstanding stock in connection with any such sale, merger or consolidation (the "TRANSACTION CONSIDERATION") does not consist entirely of cash, then the Corporation may satisfy its obligations under this Section 3.2 by paying to the holders of Preferred Stock a portion of the Transaction Consideration with a fair market value equal to the amount required to be distributed pursuant to this Section 3.2. The fair market value of the Transaction Consideration shall be determined by mutual agreement of the Corporation and the holders of a majority of the outstanding shares of Preferred Stock with respect to which a liquidation preference is being paid hereunder.
If the Transaction Consideration consists of more than one type of consideration, then each type of consideration shall be distributed to each holder of Preferred Stock in the same proportions as such type of consideration represents of the total Transaction Consideration.

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        Section 3.3. CONVERSION. The holders of Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance and without the payment of any additional consideration therefor into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price for such series of Preferred Stock being converted (as defined below) by the Conversion Price (as defined below) as adjusted pursuant to this Section 3.3 and in effect at the time of conversion. The Purchase Price and the initial Conversion Price of (i) the Series A Preferred shall be $0.205647 (ii) the Series B Preferred shall be One Dollar ($1.00) and (iii) the Series C Preferred shall be Three Dollars ($3.00). The Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible) as hereinafter provided. Each person so converting shares of Preferred Stock shall not be entitled to accrued but unpaid dividends up to the time of the conversion.

                (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon:

                   (i) The closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public having an aggregate offering price to the public resulting in gross proceeds to the Corporation of not less than $20,000,000 and placing a pre-offering market value on the Corporation of at least $10.00 per share of Common Stock; or

                   (ii) the consummation of the sale by the Corporation of substantially all of its assets or of a merger or consolidation with another corporation which results in the payment of cash consideration with respect to all of the share of Common Stock then outstanding (assuming the conversion of the Preferred Stock) of at least $10.00 per share of Common Stock.

                (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price. In the case of a conversion under Section 3.3(a), before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein his name or names of his nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable after such surrender and notice, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled together with cash in lieu of any fraction of a share. In the case of an automatic conversion under Section 3.3(b), such conversion may be effected without surrender of the certificates representing the Preferred

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Stock or the delivery of any new certificates, and the outstanding certificates shall be deemed to represent the shares of Common Stock into which such Preferred Stock was converted and the Corporation shall, as soon as practicable thereafter deliver cash, if any, in lieu of any fraction of a share so converted. A conversion shall be deemed to have been made, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock (i) in the case of a conversion under Section 3.3(a), immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and (ii) in the case of a conversion under Section 3.3(b) immediately prior to the closing of such offering or the consummation of such transaction by the Corporation.

                (d)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

                   (i) SPECIAL DEFINITIONS. For purposes of this Section 3.3(d), the following definitions shall apply:

                       (1) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                       (2)  "ORIGINAL ISSUE DATE" shall mean July 2, 1997.

                       (3) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred, Series B Preferred and Series C Preferred), or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                       (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 3.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                            (A) upon conversion of shares of Preferred Stock of
by way of dividend or distribution on shares of Series A Preferred, Series B Preferred or Series C Preferred;

                            (B) to officers, directors or employees of, or
consultants to, the Corporation pursuant to action by the Board of Directors prior to the Original issue Date, pursuant to the Corporation's Stock Option Plan in existence as of the Original Issue Date or pursuant to any other stock purchase or option plan or other employee or director stock incentive or compensation program (collectively, the "Plans") approved by the Board of Directors; and

                       (5) upon the exercise of any warrants outstanding on the Original Issue Date.

                   (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which any series of Preferred Stock is convertible shall be made by adjustment in the Conversion Price of such series of Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than

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the Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares.

                   (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                         (1) OPTIONS AND CONVERTIBLE SECURITIES. In the event
the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3.3(d)(v)) of such Additional Shares of Common Stock would be less than the Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                             (A) no further adjustment in the Conversion Price
of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                             (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of any series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                             (C) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of any series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                                (I) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, is any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the

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consideration actually received by the corporation for the issue of all such
Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                                (II) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3.3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                             (D) no readjustment pursuant to clause (B) or (C)
above shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                             (E) in the case of any Options which expire by
their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of any series of Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                             (F) if such record date shall have been fixed and
such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of any series of Preferred Stock which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price of such series of Preferred Stock shall be adjusted pursuant to this
Section 3.3(d)(iii) as of the actual date of their issuance.

                      (2) STOCK DIVIDENDS, STOCK DISTRIBUTIONS AND SUBDIVISIONS. In the event the Corporation at an time or from time to time after the Original Issue Date of any series of Preferred Stock shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Conversion Price of each series of Preferred Stock shall be adjusted in accordance with Section 3.2(d)(vi).

                   (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(d)(iii)

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without consideration or for a consideration per share less than the Conversion
Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, in order to increase the number of shares of Common Stock into which such series of Preferred Stock is convertible, concurrently with such issuance, the Conversion Price of such series of Preferred Stock shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Preferred Stock or Convertible Securities), plus
(B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Preferred Stock or Convertible Securities), plus
(B) the number of such Additional Shares of Common Stock so issued, provided that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

                   (v) DETERMINATION OF CONSIDERATION. For purposes of this
Section 3.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                       (1)  CASH AND PROPERTY:  Such consideration shall:

                            (A) Insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                            (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors: and

                            (C) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                       (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the

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conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion of exchange of such Convertible Securities.

                   (vi) ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATION OF COMMON STOCK.

                        (1) STOCK DIVIDENDS, DISTRIBUTIONS OR SUBDIVISIONS. In the event the Corporation at any time or from time to time shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Conversion Price of each series of Preferred Stock in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                        (2) COMBINATIONS OR CONSOLIDATIONS. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                   (vii) ADJUSTMENT FOR MERGER OR REORGANIZATION. Subject to the last sentence of this Section 3.3(d)(vii), in case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible, at the option of the holder thereof in the manner described in the last sentence of this Section, into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. In the event that such merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties as such events are more fully set forth in the first paragraph of this Section 3.3(d)(vii), shall also be subject to the provisions of Section 3.2 above, each of (i) the holders of a majority of the outstanding Series A Preferred, (ii) the holders of a majority of the outstanding Series B Preferred, and (iii) the holders of a majority of the outstanding Series C Preferred may elect to obtain the treatment of such series of Preferred Stock, respectively, under this Section 3.3(d)(vii) in lieu of that described in Section 3.2, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) days before the effective date of such event.

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                (e) NO IMPAIRMENT. The Corporation will not, by amendment of its
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or preformed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Preferred Stock a certificate setting forth such adjustment, readjustment or conversion and showing in detail the facts upon which such adjustment, readjustment or conversion is based; provided that the failure to promptly provide such notice shall not affect the effectiveness of such adjustment, readjustment or conversion. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of any series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of any series of Preferred Stock.

                (g) NOTICES OF RECORD DATE. In the event of (i) any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                (h) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

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        Section 3.4.  REDEMPTION.

                (a) MANDATORY REDEMPTION. On July 2, 2002 (the "REDEMPTION DATE"), the Corporation shall offer to each holder of shares of Preferred Stock to redeem all outstanding shares of Preferred Stock. Each outstanding share of Preferred Stock for which redemption is requested hereunder shall be redeemed by the Corporation paying cash, out of funds legally available therefor, an amount equal to the Purchase Price of such series of Preferred Stock being redeemed, plus in each case, all accrued but unpaid dividends payable in accordance with
Section 3.6 on each such share (the "REDEMPTION PRICE").

                   (i) Should the Corporation not have sufficient funds legally available for redeeming all shares of Series C Preferred and Series B Preferred to be redeemed on the Redemption Date, the Corporation shall redeem a pro rata portion (based on the aggregate Redemption Price held by each holder requesting redemption) of each holder's shares of Series C Preferred and Series B Preferred who has requested redemption out of funds legally available therefor and shall redeem the remaining shares of Series C Preferred and Series B Preferred requested to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

                   (ii) Once all shares of Series C Preferred and Series B Preferred which have requested redemption have been so redeemed, the Corporation may redeem all shares of Series A Preferred requesting redemption. Should the Corporation not have sufficient funds legally available for redeeming all shares of Series A Preferred to be redeemed on the Redemption Date, the Corporation shall redeem a pro rata portion (based on the aggregate Redemption Price held by each holder requesting redemption) of each holder's shares of Series A Preferred Stock who has requested redemption out of funds legally available therefor and shall redeem the remaining shares of Series A Preferred requested to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

Not less than forty-five (45) days nor more than sixty (60) days before the Redemption Date, the Corporation shall offer to redeem shares of Preferred Stock by giving written notice thereof to each holder of shares of Preferred Stock, which notice shall state the aggregate Redemption Price for Preferred Stock eligible to be redeemed by such holder on the Redemption Date. Any holder of shares of Preferred Stock to be redeemed may redeem all or part of such shares by giving written notice thereof to the Corporation, no less than fifteen (15) days prior to the Redemption Date, which notice shall specify the number of shares of each series of Preferred Stock which such holder wishes to redeem, and by surrendering to the Corporation on or before the Redemption Date the share certificates for the number of shares of Preferred Stock to be redeemed in accordance with such notice. If less than all of the shares represented by such certificates are redeemed, a new certificate shall be issued for the unredeemed shares as promptly as possible. Notwithstanding the foregoing, the holders of eighty percent (80%) or more of the Preferred Stock shall have the right to postpone for a specified period of time or waive such rights of redemption of all holders by written notice to the Corporation and to all such holders.

                (b) ADJUSTMENTS. The Redemption Price shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Stock.

        Section 3.5.  VOTING RIGHTS.

                (a) The holders of shares of Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to a stockholder for a vote, as though the Common Stock and the Preferred Stock constituted a single class of stock, except with respect to those matters on which the Delaware General Corporation Law requires that a vote must be by a separate class or classes or by separate series, as to which each such class or series shall have the right to vote in accordance with such law, and except as provided in Section 3.7. The holders of Preferred Stock shall have that number of votes per share which equals the number of shares of Common Stock into which each such share of Preferred Stock held by such holder is then convertible.

                (b) The holders of Preferred Stock and the holders of Common Stock shall vote upon the election of directors in accordance with the Amended and Restated Stockholders' Agreement dated July 2, 1997, as it may be amended from time to time.

        Section 3.6.  DIVIDEND RIGHTS.

                (a) The holders of the then outstanding shares of Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors concurrently with the payment or setting aside for payment of a dividend on the Series B Preferred pursuant to clause (b) below and prior to the payment or setting aside for payment of any dividend on the Series A Preferred or Common Stock, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.24 per share. Such dividends shall accrue on a quarterly basis commencing with the first calendar quarter ending after the Original Issue Date. Such dividends shall be cumulative and shall accrue whether or not declared, from and after such calendar quarter.

                (b) The holders of the then outstanding shares of Series B Preferred shall be entitled to receive, when and as declared by the Board of Directors concurrently with the payment or setting aside for payment of a dividend on the Series C Preferred pursuant to clause (a) above and prior to the payment or setting aside for payment of any dividend on the Series A Preferred or Common Stock, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.08 per share. Such dividends shall accrue on a quarterly basis commencing with the first calendar quarter ending after the Original Issue Date. Such dividends shall be cumulative and shall accrue whether or not declared, from and after such calendar quarter.

                (c) The holders of the then outstanding shares of Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors and prior to the payment or setting aside for payment of any dividends on the Common Stock, out of funds legally available therefor, cumulative cash dividends at the annual rate of $0.01645176 per share. Such dividends shall accrue on a quarterly basis commencing with the first calendar quarter ending after the Original Issue Date. Such dividends shall be cumulative and shall accrue whether or not declared, from and after such calendar quarter.

                (d) The dividends provided for in clauses (a), (b) and (c) of this Section 3.6 shall be payable on liquidation and redemption in accordance with Sections 3.2 and 3.4 hereof. In the event that the Board of Directors declares and/or pays such dividends on any series of Preferred Stock other than in such events, it shall do so pro rata within each series of Preferred Stock, based on the aggregate amount of dividends accrued to each holder of Preferred Stock on the date of such declaration (or, if the Board makes no declaration, on the date of payment); provided, that no such declaration and/or payment may be made with respect to the Series A Preferred until the holders of the Series C Preferred and the Series B Preferred shall have received payment of all accrued dividends under
Section 3.6(a) and Section 3.6(b), respectively.

        Section 3.7.  COVENANTS.

                (a) In addition to Section 3.5 and any vote which any series of Preferred Stock may have under Delaware law, so long as any shares of Series B Preferred or Series C Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than 66 2/3% of the outstanding shares of Series B Preferred and Series C Preferred voting together as a single class on an as-converted-to Common Stock basis.

                   (i) amend or repeal any provision of, or add any provision to, the Corporation's Restated Certificate of Incorporation or By-Laws if such action would change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock generally or the Series B Preferred or Series C Preferred in particular, or would otherwise adversely affect the Series B Preferred or Series C Preferred;

                   (ii) reclassify any Common Stock or Series A Preferred into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of Preferred Stock other than the Series A Preferred:

                   (iii) pay or declare any dividend or distribution on any shares of Common Stock or Preferred Stock (except as provided in Sections 3.6(a), (b) and (c)) or apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries, if any, or otherwise, of any shares of Common Stock or Preferred stock except (i) from officers, directors or employees of, or consultants, to the Corporation upon termination of their respective service to or employment with the Company either (A) at a price per share equal to or less than that paid by such officer, director, employee or consultant, as the case may be, for such shares or (B) for an aggregate price of no more than $50,000 for all such former officer's, director's, employee's or consultant's shares, as the case may be and (ii) as required by this Amended and Restated Certificate of Incorporation;

                   (iv) create or issue any other class or classes of stock or series of Preferred Stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock; or

                   (v) authorize (A) any merger or consolidation of the Corporation with or into any other corporation or entity (except into or with a wholly-owned subsidiary with the requisite stockholder approval), (B) the sale of all or substantially all of the assets of the Corporation of (C) the liquidation or reorganization of the Corporation.

                (b) In addition to Section 3.5 and any vote which any series of Preferred Stock may have under Delaware law, until January 2, 1999, so long as any shares of Series C Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than a majority of the outstanding shares of Series C Preferred, voting together as a separate class, sell all or substantially all of the assets of the Corporation or merge or consolidate the Corporation with and into another Corporation; provided, that in the event the proceeds of any such sale, merger or consolidation payable to the holders of Series C Preferred is greater than or equal to Six Dollars ($6.00) per share of Series C Preferred (subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Preferred Stock), this Section 3.7(b) shall have no effect.

        Section 3.8. CONVERTED, REDEEMED OR OTHERWISE ACQUIRED SHARES. Any share of Preferred Stock that is converted under Section 3.3., redeemed under Section
3.4 or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

        Section 3.9. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary shall be vested in the Common Stock.

        FIFTH.  The Corporation is to have perpetual existence.

        SIXTH. Subject to Section 3.7 of Article Fourth, the Board of Directors is authorized to adopt, amend or repeal the by-laws of the Corporation.

        SEVENTH. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

        EIGHTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditor or any class of them and/or between the Corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of
(S)291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provision of (S)279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        NINTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

        Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayments.

        The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

        The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

        No amendment or repeal of this Article shall deprive any person of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

        TENTH. A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

        ELEVENTH. Subject to Section 3.7 of Article Fourth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        This Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 228, 242, and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to the stockholders entitled to such notice.

Signed this 2nd day of July, 1997.

                                     /s/  Louis R. Woodhill
                                     ----------------------
                                     Louis R. Woodhill
                                     President

Attest:

/s/  Paul F. Koffend, Jr.
-------------------------
Paul F. Koffend, Jr.
Secretary

                          CERTIFICATE OF AMENDMENT OF
             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                        MISSION CRITICAL SOFTWARE, INC.


     Michael S. Bennett and Stephen E. Odom certify that:

     1. They are the President and Secretary, respectively, of Mission Critical Software, Inc., a Delaware corporation.

     2. Article FOURTH, Section 1 of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

     " The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Six Million Nine Hundred Sixty Eight Thousand Six Hundred Fifty (56,968,650) shares, consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock") and Six Million Nine Hundred Sixty Eight Thousand Six Hundred Fifty (6,968,650) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

          The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock."

     3. Article FOURTH, Section 3.1 of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

          "Section 3.1 DESIGNATION. Of the Six Million Nine Hundred Sixty Eight Thousand Six Hundred Fifty (6,968,650) shares of Preferred Stock which the Corporation has authority to issue, Eight Hundred Sixty Eight Thousand Six Hundred Fifty (868,650) shall be designated and known as "Series A Convertible Preferred Stock ("Series A Preferred"), Two Million Six Hundred Fifty Thousand (2,650,000) shall be designated and known as "Series B Convertible Preferred Stock ("Series B Preferred"), and Three Million Four Hundred Fifty Thousand (3,450,000) shall be designated and known as "Series C Convertible Preferred Stock ("Series C Preferred")."

     4. The foregoing amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors.

     5. The foregoing amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the required of the stockholders in accordance with Section 216 of the General Corporation Law and Article 2,
Section 2.11 of the Bylaws of the Corporation.

     IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been signed this 6th day of July, 1999.


                                         /s/ Michael S. Bennett
                                         _________________________________
                                         Michael S. Bennett, President


Attest:


/s/ Stephen E. Odom
____________________________
Stephen E. Odom, Secretary

                                                                   EXHIBIT 3.1.1

                          CERTIFICATE OF AMENDMENT OF
             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                        MISSION CRITICAL SOFTWARE, INC.


     Michael S. Bennett and Stephen E. Odom certify that:

     1. They are the President and Secretary, respectively, of Mission Critical Software, Inc., a Delaware corporation.

     2. Article FOURTH, Section 3.3(g) of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

         "(g) Notices of Record Date. In the event of (i) any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation (except with respect to a merger pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, as amended), the Corporation shall mail to each holder of Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up."

     3. The foregoing amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors.

     4. The foregoing amendment of the Amended and Restated Certificate of Incorporation, in accordance with Section 228 of the General Corporation Law and the Bylaws of the Corporation, has been duly approved by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been signed this 12th day of July, 1999.


                                         /s/ Michael S. Bennett
                                         _________________________________
                                         Michael S. Bennett, President


Attest:


/s/ Stephen E. Odom
____________________________
Stephen E. Odom, Secretary